Exhibit (a)(1)-6

                          Agreement of Confidentiality
                          ----------------------------

Smithtown Bay, LLC ("Smithtown"), acknowledges and agrees as follows:

(i)   Smithtown,   as  a  limited  partner  of  ML  Media  Partners,  L.P.  (the
      "Partnership"), has requested a list of the names and addresses and numbers of units of limited partnership interest in the Partnership.

(ii) Smithtown hereby represents, for the benefit of the Partnership and Media Management Partners (the "General Partner"), and each of their respective partners, that Smithtown and any person or entity controlled or managed or advised by, or under common control with, the undersigned (the "Affiliates"), will comply with all federal and state securities laws and the rules and regulations promulgated thereunder, including, without limitation, Sections 13 and 14 of the Securities Exchange Act of 1934, as amended and the provisions of the Partnership's Second Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") (as the same may be amended or supplemented from time to time).

(iii) Smithtown hereby agrees on behalf of itself, and its Affiliates that any solicitation letter shall indicate the maximum number of limited partnership units that such person making the request shall accept and the time period during which offers to sell limited partnership interests shall be accepted by Smithtown.

(iv) Smithtown hereby acknowledges that: (i) the information being provided by ML Leasing Management, Inc. ("ML Leasing") pursuant to this Agreement constitutes confidential and proprietary information of the Partnership; and (ii) the list of limited partners obtained by it pursuant to this Agreement shall be used solely for the purpose of contacting limited partners of the Partnership to inquire as to whether they wish to sell their units to Smithtown or its affiliates and for no other purpose. Smithtown hereby represents on behalf of itself and its Affiliates and its respective officers, directors, principals, agents and affiliates, that they will make all reasonable efforts to safeguard such list from disclosure to third parties, and will not furnish the list or the information contained therein to any other person or entity. This agreement, including this paragraph relating to confidentiality and the uses to which the list may be put, shall be binding upon Smithtown and its respective officers, directors, principals, agents and Affiliates.

(v) Smithtown, on behalf of itself, and its Affiliates, agrees that any communication with any limited partner identified on the list being provided pursuant to this Agreement shall expressly state that "neither Merrill Lynch & Co., Inc., the General Partner, ML Leasing Management, Inc. or the Partnership nor their respective affiliates or subsidiaries are parties to this offer." Smithtown shall provide, at least ten (10) business days prior to mailing, unless a lesser time period is provided by law, to ML Leasing Management, Inc., 101 Hudson Street, 9th Floor, Jersey City, NJ 07302, Attention: Joseph Garrone (Facsimile (201-557-2195) a copy of any correspondence in final form that Smithtown, or its Affiliates, intends to send to the limited partners of the Partnership.

(vi) In the event the Partnership files a report or reports on Form 8-K ("8-K") with the Securities and Exchange Commission subsequent to the Partnership's last quarterly report on Form 10-Q or annual report on Form l0-K as the case may be, but prior to any solicitation by Smithtown and Affiliates of the Partnership's limited partners for the purchase of their units, Smithtown and Affiliates hereby agree to include in any solicitation materials provided by Smithtown and Affiliates to the limited partners identified on the list being provided pursuant to this agreement, a summary of the information contained in any and all such 8-Ks. Smithtown and Affiliates hereby acknowledge that (i) in order to preserve the Partnership's tax status, the Partnership's General Partner has determined not to process for transfer or recognize transfers (other than certain transfers that may be designated as excluded transfers) of more than 4.8% (or approximately 9,024 Units) of all issued and outstanding Units during a Partnership tax year, and (ii) as of October 2, 2003, the aggregate percentage of transfers of Units of the Partnership during the Partnership's 2003 tax year is 4.16%.

(vii) Smithtown and Affiliates have been advised that transfers of limited partnership interests in the Partnership are subject to the provisions of the Partnership Agreement, including any numerical or other limitations on the transfer of units which the Partnership may impose in 2003 and/or subsequent years, and any other restriction set forth in the Partnership Agreement and that documentation for the transfer of units of limited partnership interest must comply with the provisions of the Partnership Agreement.

Signed:                 Smithtown Bay, LLC


                        By: /s/ Stan Lester
                            -------------------------
                                    Print Name

                        Title: Authorized Signer

                        Date: October 7, 2003